February 7, 2006
Zip+4 Code:  20549-0305

Via Fax & U.S. Mail
J.B. Hunt Transport Services, Inc.
Jerry W. Walton, Chief Financial Officer
615 J.B. Hunt Corporate Drive
Lowell, Arkansas 72745

		Re:	J.B. Hunt Transport Services, Inc.
			Form 10-K for the Year Ended December 31, 2004
       			File 000-11757

Dear Mr. Walton:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


      Sincerely,




      David R. Humphrey
      Branch Chief-Accountant
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